EXHIBIT T3A.3

Approved by Resolution of the Shareholders’ Meeting

dated December 16, 2016

ENERGY RESOURCES CORPORATION LLC

CHARTER

ONE. GENERAL PROVISIONS

1.1	This Charter has been amended and ratified in conformity with the re-edited Company Law of Mongolia.

TWO. NAME AND ADDRESS OF THE COMPANY

2.1	The name of the Company:

2.1.1	In Mongolian: Энержи Ресурс Корпораци ХХК

2.1.2	In English: Energy Resources Corporation LLC

2.2	The location and official address of the Company:

2.2.1	16th floor, Central Tower, Great Chinggis Khaan’s Square 2, 8th khoroo, Sukhbaatar district, Ulaanbaatar 14200, Mongolia. Tel: (976) 7012 2279, 7013 2279, Fax: (976) 7012 2280, 11-322279.

2.3	The Company shall use letterhead and logo approved by the Shareholders’ Meeting.

THREE. RIGHTS OF THE COMPANY

3.1	The Company shall be organized in accordance with the Company Law, and shall have an independent balance and bank account. The Company shall act as a legal entity to have rights and bear obligations on behalf of its name. The assets of the Company invested by its shareholders are divided into shares and the rights to dispose of these shares shall be governed by this Charter. The Company’s type is a limited liability company.

3.2	The Company shall have the right to enter into agreements with local and overseas companies on behalf of its name, to enter into negotiations, to acquire property and non-property right/title, to assume obligations and to participate in the court and arbitration proceedings as a claimant/respondent.

3.3	The assets of the Company shall be comprised of its possessed assets and title to assets and the Company shall bear responsibility with all its assets.

3.4	In cases other than specified in Article 9, clause 9.4 and 9.5 of the Company Law, the Company shall not be responsible for its Shareholders’ obligations. The Shareholders shall not be responsible for the Company’s obligations and shall bear responsibility pro rata to the number of shares owned.

3.5	The Company shall use its own name Energy Resources Corporation LLC in all of its activities.

3.6	The Company shall have foreign and togrog currency accounts at foreign and Mongolian banks.

FOUR. MAIN ACTIVITIES OF THE COMPANY

4.1	The Company shall be engaged in the following activities:

4.1.1	Domestic and foreign trade;

4.1.2	Other business activities and services not prohibited by law.

FIVE. SHARE CAPITAL OF THE COMPANY

5.1	The Company’s share capital is USD 19,800,000 (nineteen million eight hundred thousand US dollars) or MNT 26,257,572,000 (twenty six billion two hundred fifty seven million five hundred seventy two thousand).

5.2	All outstanding and issued shares of the Company shall consist of 19,800,000 (nineteen million eight hundred thousand US dollars).

5.3	A par value of a unit of share is USD1 (one US dollar).

5.4	The Company’s share capital may be modified based upon a decision of the Shareholders’ Meeting as follows:

5.4.1	To increase or decrease a par value of a unit of share;

5.4.2	To increase by issuing new shares;

5.4.3       To decrease by repurchasing its shares, to revoke the shares.

SIX. SHAREHOLDERS

6.1	The Company shall have 1 (one) shareholder and the Shareholder shall own 100% all shares of the Company.

Name of	Address	Type of shares	Par value	Total value of	Percentage of
Shareholder		held	per share	shares held	shareholding
Company,
State
Registration		Units	USD	USD	percent
Certificate
and Register
numbers
Mongolian	18-20, rue Gabriel
Coal	Lippmann, L-5365
Corporation	Munsbach	19,800,000	1.00	19,800,000	100 percent
S.a r.l.
B154474

SEVEN. SHAREHOLDER’S RIGHTS AND RESPONSIBILITIES

7.1	A shareholder shall have the following rights and responsibilities:

7.1.2	To participate in Shareholders’ Meeting and vote pro rata to the shares owned;

7.1.3	To receive dividend pro rata to the shares owned;

7.1.4	To have right to have access to the Company’s financial reports, and other documents and reports related to the Company’s activities;

7.1.5	To receive its share of the proceeds from the sale of company assets upon the liquidation of the Company as specified in Article 28 of the Company Law;

7.1.6	As specified in Article 38 of the Company Law and this Charter, to have pre-emptive right to purchase newly released shares of the Company and convertible securities;

7.1.7	To have pre-emptive right to purchase the shares of the Company and other Shareholders, associated certificates to purchase the shares, and convertible securities pro rata to the shares owned at the price offered to third parties in conformity with this law and the Charter of the Company;

7.1.8	To strictly keep the Company’s confidential information;

7.1.9	In cases other than specified in Article 9.4 and 9.5 of the Company Law, to bear responsibility to the extent of shares owned.

EIGHT. MANAGEMENT OF THE COMPANY

8.1	The highest governing body of the Company shall be the Shareholders’ Meeting.

8.2	The powers of the Shareholders’ Meeting shall be exercised by the Executive Director of Mongolian Mining Corporation which exercises the powers of Shareholders’ Meeting of Mongolian CoalCorporation S.a r.l.

NINE. THE POWER OF SHAREHOLDERS’ MEETING

9.1	The following issues shall be resolved solely by the Shareholders’ Meeting:

9.1.1	Approval of the Company Charter, and amendment and approval of the revised version of the Charter;

9.1.2	Reorganization of the Company by consolidation, merger, division, transformation or separation;

9.1.3	Swapping debts into shares, to issue additional shares, to determine its number;

9.1.4	To issue securities of the Company;

9.1.5	To change the Company type;

9.1.6	Liquidation of the Company and the appointment of a liquidation committee;

9.1.7	Division and consolidation of the shares;

9.1.8	To appoint the executive management of the Company, to set its powers, to terminate tenure prematurely, and to determine wages and bonuses;

9.1.9	To select an auditing entity and to enter into contract;

9.1.10	To determine the amount of dividends and to approve the dividend distribution rules;

9.1.11	Approval of the Executive management conclusion on the Company’s quarter and annual report of business operations and financial statements;

9.1.12	To approve major transactions as specified in Chapter 11 of the Company Law;

9.1.13	To approve conflict of interest transactions as specified in Chapter 12 of the Company Law;

9.1.14	To allow the Company to repurchase its shares;

9.1.15	Report as specified in Article 96, clause 96.4 of the Company Law;

9.1.16	To determine the market price of the Company’s assets and asset titles as specified in Article 55 of the Company Law;

9.1.17	To resolve issues raised by the Executive Management for resolution at the Shareholders’ Meeting and other issues specified by the Company Law.

TEN. EXECUTIVE MANAGEMENT

10.1	The Executive management will be implemented by the Executive Director within the framework specified by this Charter, Manual of Authority and the Contract entered with the Shareholder.

10.2	The Executive management shall conduct activities related to approval of entering into negotiation within the imposed rights and to represent the Company on behalf of the Company without power of attorney.

10.3	The Executive Director shall exercise following rights and duties:

10.3.1	To organize the work for the implementation of resolution of the Shareholders’ Meeting, business plan of the Company in accordance with this Charter and relevant laws and regulations;

10.3.2	To conduct policies and activities to strengthen the Company reputation;

10.3.3	To determine the company staff, to approve the amount of basic wages, bonus and allowance of employees;

10.3.4	To establish work scope of employees, to appoint employees to their positions, to conclude and terminate employment contracts;

10.3.5	To sign contracts, negotiations, official letters and documents;

10.3.6	To issue an order for the Company’s activities and ensure the implementation thereof;

10.3.7	To perform personally the duties provided by this Charter;

10.3.8	To submit a claim to the court for the purpose of remedying damages caused to the Company, to represent the Company as a plaintiff or defendant or to grant a power of attorney;

10.3.9	To sign a payment order of the Company;

10.3.10	To appoint an independent audit on contractual basis to provide independent audit for the Company’s financial reports, and to issue conclusion upon the approval of the audit report;

10.3.11	The Executive management shall ensure the accuracy of the Company’s accounting reports;

10.3.12	Other rights and duties included in the Contract.

10.4	The Executive Director shall assign his/her duties to other person during his/her absence for the reasons of vacation, external and internal secondment or sickness leave. Such assignment shall not serve an excuse for exempting him/her from the liabilities.

ELEVEN. RESPONSIBILITIES OF THE COMPANY’S AUTHORIZED OFFICIALS

11.1	The following shall be the authorized officials:

11.1.1	Chairman of the Board of Directors and members;

11.1.2	Executive Director of the Company;

11.1.3	General Manager;

11.1.4	Chief Accountant of the Company;

11.1.5	Managers of all departments.

11.2	Depending on the scope of the Company’s activities, the Shareholders’ Meeting shall approve the competent officials.

11.3	If the Company’s authorized officials failed to implement the obligations and incurred damage to the Company by intent, direct wrong activity and negligence, he/she shall reimburse the damage by his/her own capital.

TWELVE. TAXATION, FINANCIAL REPORTING AND ALLOCATION OF DIVIDEND

12.1	The Company’s fiscal year shall start on the date of registration and end on December 31. In the year of the Company’s liquidation, the fiscal year starts on January 1 and end on the date of liquidation. In other years, the fiscal year shall start on January 1 and end on December 31.

12.2	Financial reporting and accounting shall be maintained according to the appropriate legislations of Mongolia as well as the internationally accepted accounting principles and standards.

12.3	The selected auditor of the Company shall be a certified accountant or an accounting firm authorized to provide accounting services according to the Mongolian and international accounting standards. At the demand of the Shareholders’ Meeting, the Company shall retain the services of an independent accountant or auditor to perform an audit of the Company’s financial documents.

12.4	The Company shall pay in due manner any taxes or payments imposed under the legislation of Mongolia.

12.5	After the payment of the income tax to the state budget according to the legislation of Mongolia, the Company, depending on its financial standing, may establish a reserve fund and other funds in the amounts approved by the Shareholders’ Meeting.

12.6	The Company shall establish a depreciation fund in accordance with the legislation of Mongolia.

12.7	Annual audits of the Company’s accounting statements shall be performed by an independent auditor and audit reports must be submitted to the Shareholders’ Meeting, and appropriate authorities of Mongolia.

12.8	The Company shall allocate dividend in connection with the Company Law and Dividend Distribution Policy approved by the Company.

THIRTHEEN. REORGANIZATION, LIQUIDATION AND DEBT SETTLEMET OF THE

COMPANY

13.1	The Company may be reorganized or liquidated pursuant to the decision of the Shareholders’ Meeting or the ruling of the court.

13.2	The reorganization of the Company shall be solved based upon Articles 18-29 of the Company Law.

13.3	In case the Company is liquidated, the assets remaining after the settlement of all its debts and obligations shall be distributed as decided by the Shareholders.

13.4	The activities to reorganize or liquidate the Company shall be implemented in accordance with the provisions specified in Chapter 4 of the Company Law.

FOURTHEEN. DURATION

14.1       The Company shall operate for an indefinite period of term.

FIFTEEN. GOVERNING LAW

15.1	The matters related to approval of this Charter, its validity, implementation, amendment and invalidation of its provisions shall be regulated by the relevant laws and legislations of Mongolia.

SIXTEEN. MISCELLANEOUS

16.1	This Charter is executed in 4 copies and notarized one copy shall be kept with the notary, one copy shall be kept with Foreign Investment and Foreign Trade Agency, one copy shall be kept with State Registration Office and the remaining copy shall be kept with the Company.

16.2	This Charter shall enter into force and effect upon the registration with the State Registration Office and issuance of the State Registration Certificate.

16.3	This Charter shall be considered the governing document of the Company.

16.4	The relations not covered by this Charter shall be regulated by the Company Law and other relevant laws and legislations of Mongolia.